EXHIBIT 99.1

LETTER TO SHAREHOLDERS

2006 was a time of transformation for Nu Skin Enterprises. It was a year focused on aligning our resources to accomplish our corporate vision of becoming the world’s leading direct selling company. Already, we have begun to reap the fruits of our efforts as our business is trending in a positive direction. Our 2006 Business Transformation initiative laid a solid foundation for renewed growth in 2007 and beyond.

2006 MILESTONES

China Direct Selling License

One of the major milestones we achieved in 2006 took place in mainland China, where we became the second company to receive a direct selling license. We believe our substantial investment in the market and focus on long-term success played a pivotal role in this official recognition. We expect that this license will help lead to renewed revenue growth for China in 2007.

Growth in Global Markets

The majority of our markets posted solid results in 2006. South Korea grew by 25 percent, making it our third-largest market. Additionally, Europe posted an 18 percent revenue gain, while solid performances in the United States, Taiwan and Hong Kong contributed positively to 2006 results.

Measurable Difference Advances

In 2006, we strengthened our Measurable Difference platform, by adding new innovative products and differentiating tools to our portfolio. Additions included our g3 nutrition drink, the second-generation Pharmanex® BioPhotonic Scanner (S2) and the Nu Skin® ProDerm® Skin Analyzer. The success of our g3 launch, in particular, has been very encouraging, generating $65 million in revenue—second only to our Lifepak® product line—and is projected to become a $100 million product in 2007.

The new and improved S2 Scanner is also catalyzing distributor productivity. It remains the only non-invasive way to measure antioxidant levels in the body, before and after dietary supplementation. Similarly, our first-generation ProDerm® Skin Analyzer has shown great promise in educating consumers on the efficacy of our skin care products. Notably, a second-quarter 2006 introduction of ProDerm in the United States led to a 28 percent increase in personal care sales in the fourth quarter of the year.

Increase in Shareholder Value

Even during a year of transformation we were pleased to generate value for shareholders as we increased our stock value approximately 4 percent in 2006. This valuation improvement was positively impacted by our strong cash flow, open-market repurchases of 3.8 million shares of common stock for $67.5 million and $28 million in dividend payments. In fact, over a five-year period, Nu Skin Enterprises’ stock price has improved by approximately 110 percent. We have paid $127 million in dividends, increased our dividend annually and have used $234 million to repurchase 25 percent of our outstanding shares.

Business Transformation

Recognizing that continued success requires continual improvement, we undertook an in-depth analysis of our business structure in 2006. During this process we streamlined resources at our corporate offices by 17 percent and redesigned our organization to bring our people into alignment with our competitive advantages. The results have been positive, with a net of $15 million in general and administrative efficiencies and another $5 million invested in growth initiatives.

2006 CHALLENGES

While we are encouraged by the many advances in our global business, we remain focused on key markets that are not performing at their full potential. Japan and China, in particular, both have room for improvement.

Softness in Japan

We suffered a 9 percent local currency revenue decline in Japan in 2006. A contributing factor to Japan’s results was a distributor compensation plan change made in early 2005 that was not well received. Consequently, in 2006 we modified the compensation plan to reduce the negative impact of the 2005 change. Early signs suggest that this new change is being received well by our distributors. Japan represented 43 percent of global sales in 2006 and improving the results in this market is our highest priority.

Regulatory Delays in China

In China, delays in implementing and uncertainty in applying new regulations for direct selling contributed to a 33 percent drop in sales. While we were disappointed with this short-term revenue loss, the final approval of our direct selling license in August—a major accomplishment for the company—bodes well for renewed growth in China.

Operating Margin Declines

In 2006, we experienced a 56 percent decline in operating margin, resulting primarily from revenue shortfalls in Japan and China and charges related to our Business Transformation initiative.

STRATEGIC FOCUS

During the past year, we improved and streamlined operations through our Business Transformation initiative. As part of this endeavor, we intensified efforts to better capitalize on our core competitive advantages and ensure that we are providing our distributor force with the tools and support they need to be successful. As we worked to identify these advantages, four differentiating points became apparent—they are represented by the acronym “G.O.L.D.”

Force for Good Values

Our Force for Good Values underscore our corporate culture and represent one of the reasons that Nu Skin Enterprises is able to attract high quality professional distributor leaders.

Consistent with this Force for Good orientation, our Nourish the Children Initiative has been a significant success. In just four years of operation, Nourish the Children has provided more than 80 million nutritious meals to help feed malnourished children in several under-developed nations. Meanwhile, our Nu Skin Force for Good Foundation™ has donated more than $15 million to hundreds of children’s causes, creating a better world for generations to come.

Opportunity Renewal

Nu Skin Enterprises is a leader in renewing viable business opportunities. Through product innovation, new product categories, state-of-the-art tools and global expansion, we provide our distributors with compelling business propositions based on developing trends that enable them to build a successful distributorship.

Leadership Orientation

Our company’s leadership orientation is enhanced by our compensation plan. Our goal is to generously reward successful business builders with significant levels of long-term residual income. This philosophy has led to the creation of 21 distributorships that have earned more than $20 million in commissions, and an additional 485 distributorships that have earned more than $1 million in commissions.

Measurable Difference

Our unique ability to demonstrate the clinical benefits of our skin care and nutrition products is called The Measurable Difference® and is a result of a robust scientific engine powered by more than 125 in-house scientists, as well as collaborations with leading research institutions and experts from around the world.

In 2006, we launched the S2 Scanner, building on the success of our first-generation Scanner to non-invasively measure skin carotenoid levels—a key indicator of overall antioxidant health. We also introduced the Nu Skin® ProDerm® Skin Analyzer in our U.S. market, a unique tool designed to demonstrate the benefits of our skin care products. These scientifically-validated and user-friendly tools differentiate us from our competitors, allowing our distributors to promote and market The Measurable Difference® as a competitive advantage.

2007 AND BEYOND

We see 2007 as a year of great opportunity that will put us on track to reach our ultimate goal of becoming the world’s leading direct selling company. To this end, we have developed benchmarks that will gauge our progress.

Improve Earnings Per Share 17 to 25 percent*

Strong earnings growth of 17 to 25 percent equates to approximately $0.88 to $0.94 earnings per share for the coming year and will be a reflection of our improving business trends.

•	To achieve this goal we will make good use of our strong balance sheet and cash flow. During 2006, we bought back $67.5 million of our stock in the open market, exceeding any prior year’s open market stock repurchases. We used cash and incurred modest debt to buy back stock, believing that at current levels this was the best use of our cash. At the end of the year, we had $60 million remaining on our stock repurchase authorization with plans to use it in 2007. We seek to reward our shareholders and buying back and supporting our own stock is one of the best ways we can build value.

Increase Revenue 2 to 4 percent

Modest revenue growth for the year will be a significant accomplishment coming off a slow year. Our strategies to achieve this revenue target include:

•	Focus on sales force growth, specifically our executive-level leaders, who are the driving force behind the business. In order to be successful, our distributor leaders must continually recruit, train and duplicate their success. The growth of our sales force is directly tied to the appeal of the business opportunities we place in the hands of our distributors. A significant portion of our resources are focused on improving the appeal of these opportunities including the development of differentiated products and entering new categories. In 2007, we will launch a Pharmanex® weight management program and further develop our Photomax® digital imaging services.

•	Maximize the impact of our direct selling license in mainland China. With the approval of our direct selling application in August 2006, we are enthusiastic about leveraging our early-mover position. Throughout 2007, we expect our direct selling footprint in mainland China to increase, covering a significant portion of our current business presence. While we expect the majority of our revenue to be derived from employed sales force activities, we believe that our status as a licensed direct seller will have a stabilizing impact on our China business and will be a catalyst for long-term success in this market.

*	89 to 102 percent, including 2006 restucturing and impariment charges of $0.28.

•	Continue promotional campaigns. In 2006, we launched a national advertising campaign in Japan to build our brand. This represented the first time that we have pursued traditional advertising opportunities. We will look to expand our brand-building campaign in other markets later this year, including the United States, where we plan to launch a weekly satellite television program. We will also leverage the capabilities of our new and compelling Maxcast™ tool that enables the publishing of online video content that can be viewed without the buffering associated with typical Internet video.

Generate a 9.5 percent Operating Margin

We have completed significant cost saving measures during the past year that will carry over into 2007 and beyond. In 2006, our operating margin excluding restructuring charges was 7.7 percent*, highlighting a need to become more efficient by:

•	Applying consistent commission structures in all markets. While adjusting distributor commission programs is complex, commission payout is an effective tool in driving healthy behaviors in recruiting and retaining new leaders. We are focused on applying a more consistent commission model that will ultimately drive revenue while keeping commission costs at a healthy and manageable level.

•	Reducing losses in unprofitable markets. In 2006, our operating losses in unprofitable markets exceeded $20 million. Our largest investments were in China, Europe, Russia and Brazil. We are taking aggressive steps to ensure that all of our markets are on a path to profitability. With restructuring and positive revenue trends, we expect to reduce losses in these markets in 2007 to roughly $10 million.

•	Focusing on reducing general and administrative expenses from 31.8 percent of revenue to 30.5 percent. Our Business Transformation initiative in 2006 is expected to save approximately $15 million in general and administrative expenses in 2007. We remain focused on continued review of our corporate processes to eliminate redundancies.

Improve Key Financial Ratios 25 to 27 percent†

Improvement in key financial metrics will serve as a good measurement to determine how well the business is being managed. To this end, we are specifically focused on improving:

•	Return on Equity (ROE)

*	2006 operating margin was 4.9% including approximately $21 million in impairment charges and $11 million in restructuring charges.

†	147 to 151 percent, including 2006 resturcturing and impariemnt charges of $0.28.

•	Return on Assets (ROA)

•	Return on Invested Capital (ROIC).

In 2007, we are building on the lessons of the past and developing further momentum with clear milestones marking the road ahead. We are measuring our performance against these success targets daily and expect to be held accountable for these results.

The momentum we build in 2007 will set the tone for what we believe will be solid growth for years to come. We remain focused on our vision of becoming the world’s leading direct selling company—bringing “Nu” energy to our business, seeing “Nu” possibilities in our categories, and unleashing “Nu” opportunities for success.

Thank you for your continued support.

/s/ Blake M. Roney
Blake M. Roney
Chairman

/s/ Steven J. Lund
Steven J. Lund
Vice-Chairman

/s/ M. Truman Hunt
M. Truman Hunt
President and CEO